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                                                                    EXHIBIT 23.6


                     [RYDER SCOTT COMPANY, L.P. LETTERHEAD]



                      CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report letter dated February 8, 2001, our audit letter dated January 29, 2002, our audit letter dated November 25, 2002 and our report letter dated January 22, 2003 (collectively, the "Reserve Letters"), each addressed to Westport Resources Corporation, in this Exchange Offer Registration Statement on Form S-4 (the "Exchange Offer Registration Statement"), to all references to our firm and the Reserve Letters included in or made a part of the Exchange Offer Registration Statement and to the reference to our firm as experts in the Exchange Offer Registration Statement.



/s/ RYDER SCOTT COMPANY, L.P.



Denver, Colorado
June 4, 2003